Exhibit 99.2

10390 Pacific Center Court, San Diego, CA 92121-4340	News Release
858•646•1100, FAX: 858•646•1150
www.vical.com

FOR IMMEDIATE RELEASE

July 28, 2009

Contact:	Alan R. Engbring
(858) 646-1127
Website: www.vical.com

Federated Kaufmann Funds to Invest $10 Million in Vical

SAN DIEGO—July 28, 2009—Vical Incorporated (Nasdaq:VICL) today announced that it has received a commitment from the Federated Kaufmann Funds to purchase $10.0 million of its common stock in a registered direct offering. Vical will sell approximately 2.8 million shares at a price of $3.63 per share, the Nasdaq closing consolidated bid price on July 27, 2009, with no warrants or commissions. The closing of the offering is expected to take place on July 30, 2009. Proceeds from the transaction will be used in the further development of Vical’s ongoing programs, as well as for other general corporate purposes.

A shelf registration statement relating to the shares of common stock to be issued in the offering has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting Vical Incorporated, 10390 Pacific Center Court, San Diego, California 92121. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of shares of Vical’s common stock. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

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About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected, including: whether the Federated Kaufmann Fund will fulfill its obligation to purchase the securities, whether Vical will be able to satisfy its conditions to close the offering, whether Vical will be able to continue to raise additional capital as needed to fund its operations; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; the dependence of the company on its collaborative partners; and additional risks set forth in the company’s filings with the SEC. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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